Exhibit 99.1

                       Moog's Year-End Net Earnings Up 34%

                    Moog's Fourth Quarter Net Earnings up 33%

    EAST AURORA, N.Y., Nov. 5 /PRNewswire-FirstCall/ -- Moog Inc. (NYSE: MOGA and MOGB) announced today net earnings for the year of $57.3 million, an increase of 34%. Earnings per share were $2.17, increasing by 18% from $1.84 in the prior year. In September 2003, just before the end of the fiscal year, Moog sold more than 2 million new shares of stock, with the result that the average shares outstanding were significantly higher this year than a year ago. In February of 2004, Moog completed a three-for-two stock split and so the prior year's earnings per share and shares outstanding have been adjusted for that event as well.
    Sales for the year of $939 million increased by $183 million of which $130 million was generated by the newly acquired Components segment. Strong growth in the Industrial segment contributed $44 million of the increase.
    Fourth quarter earnings for the Company were $15.7 million, an increase of 33% over last year's fourth quarter. Earnings per share were $.60, an increase of 20% over last year's $.50. As noted above, the sale of shares in early September 2003 increased average shares outstanding this year compared with last. Total sales for the quarter of $240 million were up $47 million compared with last year.
    For the Aircraft segment, sales for the year increased $8 million to $412 million. The increase was caused by very strong performance in military sales, primarily the F-35 Joint Strike Fighter, F/A-18E/F, V-22, and the aftermarket. Commercial aircraft sales decreased nearly $9 million, mostly due to decreased shipments to Boeing. For the year, margins in Aircraft, although lower than last year, were still at a high level historically.
    Aircraft sales in the quarter decreased by $3 million in the quarter mostly due to comparatively less work on the F-35 Joint Strike Fighter. Margins decreased slightly from last year's high levels reflecting increased expenses on development work in the business jet product line.
    The Space segment has been renamed Space and Defense and now includes our defense controls product line, which was previously included in our Industrial segment. Sales for the year in defense controls of $29.9 million were about the same as the previous year. Total sales for Space and Defense were $116 million, up from $114 million a year ago mainly due to refurbishment work on the Minuteman program. Space and Defense margins were nearly even with the prior year.
    For the quarter, total sales for Space and Defense were $30 million this year compared with $26 million in last year's fourth quarter. Increased activity on satellites accounted for most of the increase. Margins improved nicely from their performance of a year ago.
    Sales for the year in the Industrial segment, without defense controls, were $282 million, up more than $44 million. Increases occurred in every major product line with the largest dollar increases occurring in the plastics, heavy industry, and metal forming markets. Much of Industrial's business is conducted overseas and is impacted by fluctuations in the euro and the yen relative to the dollar. For the year, real growth, excluding foreign currency fluctuations, increased sales by 10%. Industrial margins were up significantly from the prior year due to increased volume.
    For the quarter, sales in the Industrial segment were also up sharply to $72 million, an increase of $14 million. Sales in every market were up with the largest increases occurring in the turbine, plastics, and material handling markets. In the quarter, real growth, excluding foreign currency fluctuations, was responsible for an 18% sales increase. Margins increased as a result of ongoing cost reduction efforts and increased volume.
    At the beginning of fiscal '04, Moog acquired the Litton Poly-Scientific division of Northrop Grumman which now forms our fourth segment and is called the Components Group. Sales for the year were $130 million and for the quarter were $33 million. Margins in the year were close to expectations.
    Year-end consolidated backlog of $450 million was up nearly $82 million from a year earlier due to a combination of the addition of $51 million for the acquired Components segment as well as very strong growth in the Industrial and Space and Defense segments.
    The Company is updating its guidance for fiscal '05. The Company is forecasting fiscal '05 revenues in a range between $974 million and $994 million. Net earnings are forecast in a range from $62.6 million to $65.0 million and EPS between $2.39 and $2.48.
    "Fiscal '04 was a terrific year for Moog," said R.T. Brady, Chairman and CEO. "In addition to some really great financial performance, our Company has been successful in some important program competitions, among them the Boeing 7E7, the Lockheed Martin Joint Common Missile, and the Airbus A400M Multi-role Aircraft. We've achieved a number of technology milestones, including the development of electrohydrostatic primary flight controls for airplanes, and electromechanical servoactuators for flight training simulators. We were selected as Supplier of the Year by the Boeing Company, and Preferred Supplier by Respironics, our largest customer in the medical equipment field. Winning new business, developing new technology, and keeping customers happy - these are the keys to a successful future."

    Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.

    Additional information about the Company's quarter ended September 25, 2004 can be found on its website, http://www.moog.com, including a text of its prepared conference call remarks.

    Cautionary Statement
    Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as "may," "will," "should," "believes," "expects," "expected," "intends," "plans," "projects," "estimates," "predicts," "potential," "outlook," "forecast," "anticipates," "presume" and "assume," are forward- looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles and the demand for commercial aircraft, military aircraft, space products and industrial capital goods, (ii) the Company's dependence on government contracts that may not be fully funded or may be terminated, (iii) the Company's dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of its sales, (iv) the possibility that advances in technology could reduce the demand for certain of the Company's products, specifically hydraulic-based motion controls, (v) intense competition in the Company's business which may require the Company to lower prices or offer more favorable terms of sale, (vi) the Company's significant indebtedness which could limit its operational and financial flexibility, (vii) that a significant amount of the Company's debt is at variable interest rates that may increase, (viii) higher pension costs and increased cash funding requirements which could occur in future years if future actual plan results differ from assumptions used for the Company's defined benefit pension plans, including returns on plan assets and interest rates, (ix) a write-off of all or part of the Company's goodwill which could adversely affect the Company's operating results and net worth and cause it to violate covenants in its bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event the Company does not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in long-term contract accounting, (xii) the Company's ability to successfully identify and consummate acquisitions and integrate the acquired businesses, and the risk that known liabilities will be assumed by the Company in connection with acquisitions, including liabilities for which indemnification from the seller may be limited or unavailable, (xiii) the possibility of a catastrophic loss of one or more of the Company's manufacturing facilities,
(xiv) the impact of product liability claims related to the Company's products used in applications where failure can result in significant property damage, injury or death, (xv) the possibility that litigation may result unfavorably to the Company, (xvi) foreign currency fluctuations in those countries in which the Company does business and other risks associated with international operations and (xvii) the cost of compliance with environmental laws. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. The Company disclaims any obligation to update the forward-looking statements made in this report.


                                    MOOG INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                  (dollars in thousands, except per share data)

                             Three Months Ended        Twelve Months Ended
                        September 25, September 27, September 25, September 27,
                             2004          2003          2004        2003

    Net sales              $240,146      $192,835      $938,852    $755,490
    Cost of sales           166,882       132,880       652,447     520,304
    Gross profit             73,264        59,955       286,405     235,186

    Research and
     development              7,757         7,437        29,729      30,497
    Selling, general and
     administrative          40,144        33,654       161,377     128,365
    Interest                  2,210         2,820        11,080      17,122
    Other                      (116)          340           750         953
                             49,995        44,251       202,936     176,937

    Earnings before income
     taxes                   23,269        15,704        83,469      58,249

    Income taxes              7,525         3,863        26,182      15,554

    Net earnings            $15,744       $11,841       $57,287     $42,695

    Net earnings per share
       Basic                   $.61         $0.51         $2.21       $1.87
       Diluted                 $.60         $0.50         $2.17       $1.84

    Average common shares
     outstanding
       Basic             25,687,794    23,232,515    25,864,254  22,885,368
       Diluted           26,214,270    23,679,548    26,394,816  23,240,138


                                    MOOG INC.
                     CONSOLIDATED SALES AND OPERATING PROFIT
                             (dollars in thousands)

                             Three Months Ended        Twelve Months Ended
                        September 25, September 27, September 25, September 27,
                              2004         2003         2004        2003
    Net Sales
       Aircraft Controls    $105,150    $108,201       $411,867   $404,017
       Space & Defense
        Controls              30,274      26,217        115,778    114,100
       Industrial Controls    72,218      58,417        281,569    237,373
       Components             32,504          --        129,638         --
    Net sales               $240,146    $192,835       $938,852   $755,490

    Operating Profit and
     Margins
       Aircraft Controls     $15,882     $17,859        $63,328    $70,295
                                15.1%       16.5%          15.4%      17.4%
       Space & Defense
        Controls               1,111        (444)         3,235      3,111
                                 3.7%       (1.7%)          2.8%       2.7%
       Industrial Controls     6,465       3,956         24,288     14,302
                                 9.0%        6.8%           8.6%       6.0%
       Components              4,265          --         15,590         --
                                13.1%         --           12.0%        --
    Total operating profit    27,723      21,371        106,441     87,708
                                11.5%       11.1%          11.3%      11.6%

    Deductions from
     Operating Profit
       Interest expense        2,210       2,820         11,080     17,122
       Corporate expenses
        and other              2,244       2,847         11,892     12,337
    Earnings before
     Income Taxes            $23,269     $15,704        $83,469    $58,249

    Note - Prior period amounts have been restated to conform to the recent transfer of the defense controls product line to the Space and Defense Controls segment. These amounts were previously included in Industrial Controls.


                                    MOOG INC.
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                   September 25,  September 27,
                                                        2004          2003

    Cash                                               $56,701       $77,491
    Receivables                                        261,776       262,094
    Inventories                                        189,649       170,578
    Other current assets                                40,963        42,036
        Total current assets                           549,089       552,199
    Property, plant and equipment                      246,743       208,169
    Goodwill                                           288,563       194,937
    Other non-current assets                            40,533        36,275
        Total assets                                $1,124,928      $991,580

    Notes payable                                         $923       $10,140
    Current installments of long-term debt              18,700        15,607
    Contract loss reserves                              14,311        16,147
    Other current liabilities                          193,350       169,529
        Total current liabilities                      227,284       211,423
    Long-term debt                                     291,666       230,913
    Other long-term liabilities                        134,322       125,096
        Total liabilities                              653,272       567,432
    Shareholders' equity                               471,656       424,148
        Total liabilities and shareholders' equity  $1,124,928      $991,580

SOURCE  Moog Inc.
    -0-                             11/05/2004
    /CONTACT:  Susan Johnson of Moog Inc., +1-716-687-4225/
    /Web site: http://www.moog.com /
    (MOGA MOGB)

CO:  Moog Inc.
ST:  New York
IN:  ARO
SU:  ERN